UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 25, 2008

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Pennichuck Corporation

(Exact name of registrant as specified in its charter)

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New Hampshire	0-18552	02-0177370
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

25 Manchester Street, Merrimack, New Hampshire  03054

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (603) 882-5191

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 25, 2008, Roland E. Olivier assumed the position of General Counsel & Corporate Secretary of Pennichuck Corporation.  He will also serve as President of The Southwood Corporation.

Mr. Olivier has been practicing law for the past 30 years and specializes in corporate, regulatory, mergers and acquisitions, technology, intellectual property and international law.  For the past 5 ½ years, he was the Corporate Counsel to Hitchiner Manufacturing Co., Inc. in Milford, NH, one of New Hampshire’s largest manufacturing companies.  At Hitchiner, Mr. Olivier reported to the President of the company, was a member of the company’s senior management committee and the Assistant Secretary to the Board of Directors.

Prior to taking his position at Hitchiner, Mr. Olivier was in private practice in Manchester for 5 years at the law firm of McLane, Graf, Raulerson & Middleton, PA and in Nashua for 3 years at the law firm of Hamblett & Kerrigan.  From 1976 to 1995, he held a variety of in-house legal and senior management positions at Digital Equipment Corporation, including Group Marketing Counsel, Group Purchasing Counsel and Commercial Group Contracts Manager.  During his legal and business career, Mr. Olivier has negotiated over 3,000 major transactions, in 30 countries worldwide, involving mergers and acquisitions, customer and supplier agreements, strategic partner arrangements and licensing agreements.

Over the past 13 years, Mr. Olivier has also been actively involved in leadership positions and as a member of the board for a number of non-profit organizations and advisory councils in New Hampshire.  He has served as the President and Board Member of the NH International Trade Association, Vice-Chairman and Board Member of the Software Association of NH, one of the founding board members of the NH Biotechnology Council, member of the Governor’s Advisory Council on International Trade, member of the NH High Technology Council, member of the Board of the SEE Science Center in Manchester, and member of the Business and Industry Association (BIA) committees for Economic Development, and Energy and Regulated Utilities.  In January of 2008, he was appointed by Governor Lynch for a 5-year term as a public member of the New Hampshire licensing Board for state foresters (Board of Foresters).  Mr. Olivier is 62 years old.

In connection with his appointment, Mr. Olivier has entered into a letter agreement (the “Agreement”) with the Company.  Under the Agreement, Mr. Olivier will receive an initial base salary of one hundred forty five thousand dollars ($145,000) per annum.  He is entitled to participate in the Company’s officer bonus plan for 2009 and thereafter.  For 2008, he will be considered for a non-plan discretionary bonus.  On his first day of employment, Mr. Olivier will also receive a grant of sixteen thousand two hundred (16,200) non-qualified options to acquire common stock of the Company, which will vest in three equal installments of five thousand four hundred (5,400) options per year, beginning on the one year anniversary of the date of his employment; provided however, that all of said options shall vest immediately in the event of a Change Of Control (as defined in the Agreement).  Mr. Olivier is entitled to participate in the employee benefit programs available to non-union full-time employees of the Company.

In the event Mr. Olivier’s employment is terminated by the Company without Cause (as defined in the Agreement), he will be entitled to salary continuation for six (6) months subject to dollar-for-dollar set-off for cash amounts he receives or accrues from any successor employer or other entity for services rendered during such period, plus COBRA premium cost reimbursement during the same six (6) month period (such aggregate amounts, the “Severance Amount”),  Notwithstanding the foregoing, if such termination without Cause occurs within six (6) months before or twenty four (24) months after a Change Of Control (as defined in the Agreement), the Severance Amount shall be two (2) years base salary (at the then-current rate) payable in a lump sum without right of set-off, plus COBRA premium cost reimbursement for eighteen (18) months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNICHUCK CORPORATION
(Registrant)

By:	/s/ Duane C. Montopoli
Duane C. Montopoli President and Chief Executive Officer

Date:  August 25, 2008